E*TRADE Financial Corporation

Deferred Compensation Plan

Amended and Restated

Effective January 1, 2009

i

ARTICLE 7 Administration	11

7.1 Committee Duties.	11
7.2 Administration Upon Change In Control	11
7.3 Agents.	12
7.4 Binding Effect of Decisions	12
7.5 Indemnity of Committee	12
7.6 Employer Information	12

ARTICLE 8 Claims Procedures	12

8.1 Presentation of Claim	13
8.2 Notification of Decision	13
8.3 Review of a Denied Claim	13
8.4 Decision on Review.	13
8.5 Legal Action	14

ARTICLE 9 Trust	14

9.1 Establishment of the Trust.	14
9.2 Interrelationship of the Plan and the Trust	14
9.3 Investment of Trust Assets	14
9.4 Distributions from the Trust	14

ARTICLE 10 Miscellaneous	14

10.1 Status of Plan.	14
10.2 Unsecured General Creditor.	15
10.3 Employer’s Liability	15
10.4 Nonassignability.	15
10.5 Not a Contract of Employment	15
10.6 Coordination with Other Benefits	15
10.7 Furnishing Information.	15
10.8 Terms.	16
10.9 Captions.	16
10.10 Governing Law.	16
10.11 Notice	16
10.12 Successors	16
10.13 Spouse’s Interest	16
10.14 Validity.	16
10.15 Code Section 409A Compliance	16
10.16 Incompetent	17
10.17 Insurance	17
10.18 Legal Fees to Enforce Rights after Change in Control	17

ARTICLE 11 Definitions	18

ii

E*TRADE FINANCIAL CORPORATION

DEFERRED COMPENSATION PLAN

Amended and Restated Effective January 1, 2009

Purpose

The purpose of this Plan is to provide deferred compensation to a select group of management and highly compensated Employees who contribute materially to the continued growth, development and future business success of E*TRADE Financial Corporation, a Delaware corporation, and its affiliates, if any, that sponsor this Plan. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

ARTICLE 1

Selection, Enrollment, Eligibility

1.1	Selection by Committee. Participation in the Plan shall be limited to a select group of management and highly compensated Employees of the Employers, as determined by the Committee in its sole discretion.

1.2	Enrollment Requirements. As a condition to participation, each selected Employee shall complete, execute and return to the Committee within 30 days after he is selected to participate in the Plan forms that the Committee may require from time to time, including an Election Form and a Beneficiary Designation Form. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary. If an Employee fails to meet all such requirements within the period required, that Employee shall not be eligible to participate in the Plan until the first day of the Plan Year following the delivery to, and acceptance by, the Committee of the required documents.

1.3	Termination of Participation. If the Committee determines in good faith that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with sections 201(2), 30l(a)(3) and 401(a)(1) of ERISA, Participant’s active participation in the Plan shall end on the last day of the Plan Year during which the Participant’s membership status changed. In the event that a Participant is no longer eligible to defer compensation under this Plan, the Participant’s Deferral Account shall be governed by the terms of this Plan until the Participant’s Deferral Account is paid in full.

ARTICLE 2

Deferral Elections and Payment of Deferred Amounts

2.1	Deferral Elections.

(a)	Annual Deferral Elections. For each Plan Year, the Participant may elect to defer compensation by filing with the Committee, in accordance with rules, procedures and forms specified by the Committee, (i) an irrevocable election to defer all or a portion of Base Annual Salary, Bonus or Commissions and (ii) an election regarding the time and form of distribution of the Annual Deferral Amount. Deferral elections are effective on a calendar year basis, must be filed with the Committee and become irrevocable no later than the date specified by the Committee but in any event before the beginning of the Plan Year to which the elections relate, and must specify the time and form of distribution selected by the Participant.

(b)	Special Rule for Initial Participation. Within 30 days after the date an individual first becomes eligible to participate in the Plan, the individual may elect to defer compensation by filing with the Committee, in accordance with rules, procedures and forms specified by the Committee, (i) an irrevocable election to defer all or a portion of Base Annual Salary, Bonus or Commissions to be paid for services to be performed after the election, and (ii) an election regarding the time and form of distribution of the Annual Deferral Amount. For the Participant’s elections to be valid, the forms required by the Committee must be completed and signed by the Participant, timely delivered to the Committee, and accepted by the Committee.

This election relating to initial participation in the Plan is available only to Participants that are not participants in any other elective account balance plan subject to Code section 409A maintained by a Related Company. If an Employee whose participation in the Plan is terminated again becomes eligible to defer compensation as a Participant in this Plan, that Employee may file an election pursuant to this Section 2.1(b) only if the Employee was ineligible to defer compensation in this Plan and all other Related Company elective account balance plans, within the meaning of Code section 409A, for the 24 months preceding the date on which the Participant again became eligible to participate in this Plan.

2.2	Minimum Deferrals.

(a)	Base Annual Salary, Bonus and Commissions. A Participant wishing to elect deferrals for a Plan Year must elect to defer the following minimum amounts:

Deferral	Minimum Amount
Base Annual Salary	$2,000
Bonus	$2,000

Commissions	$2,000

If a Participant elects to defer less than the stated minimum amounts, or if no election is filed, the amount deferred shall be zero.

(b)	Short Plan Year. Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, the minimum Base Annual Salary deferral shall be an amount equal to the minimum set forth above, multiplied by a fraction, the numerator of which is the number of complete months remaining in the Plan Year and the denominator of which is 12.

2.3	Withholding of Annual Deferral Amounts. The Committee will withhold the Annual Deferral Amount not later than the end of the calendar year during which the Company would otherwise have paid the amounts to the Participant but for the Participant’s deferral election. The Base Annual Salary portion of the Deferral Amount shall not be withheld during any period in which the Participant is on an unpaid leave of absence.

2.4	FICA and Other Taxes. For each Plan Year in which an Annual Deferral Amount is being withheld with respect to a Participant, the Participant’s Employer(s) shall, in a manner determined by the Employer(s), withhold from that portion of the Participant’s Base Annual Salary, Bonus and Commissions that are not being deferred the Participant’s share of FICA and other employment or state, local, and foreign taxes on such Annual Deferral Amount. To the extent permitted by Code section 409A and Treasury Regulations sections 1.409A- 3(j)(4)(vi) and (xi), the Committee may reduce the Annual Deferral Amount to the extent necessary to pay FICA and other employment, state, local and foreign taxes in compliance with this Section.

2.5	Permitted Changes to Deferral Elections.

(a)

Cancellation of Deferral Election due to Disability. The Committee may, in its sole discretion, cancel a Participant’s deferral election if the Participant is determined to be disabled. Solely for purposes of this Section, a Participant shall be disabled if the Participant is suffering from any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of six (6) months. The Participant’s election must be cancelled in the year that the Participant incurs a disability, or, if later, the 15th day of the third month following the date the Participant incurs a disability.

The Participant may elect to defer an Annual Deferral Amount for the Plan Year following his return to employment or service and for every Plan Year thereafter while a Participant in the Plan; provided the Participant’s deferral elections are otherwise allowed and an Election Form is delivered to, and accepted by, the Committee for each such election in accordance with the Plan.

(b)	Cancellation of Deferral Election due to Unforeseeable Emergency. If a Participant experiences an Unforeseeable Emergency during a Plan Year, the Participant may submit to the Committee a written request to cancel deferrals of Base Salary for the Plan Year to satisfy the Unforeseeable Emergency. If the Committee approves the Participant’s request to cancel deferrals of Base Salary, then effective as of the date the request is approved the Committee shall cancel the Participant’s deferral election relating to Base Salary for the remainder of the Plan Year.

If the Committee approves the Participant’s request for a distribution in accordance with Section 4.2(a)(v), then effective as of the date the request is approved the Committee shall cancel the Participant’s deferral elections for the remainder of the Plan Year.

A Participant whose deferral elections are canceled during a Plan Year in accordance with this section may elect to defer compensation for the following Plan Year; provided, however, if required to comply with Treasury Regulation section 1.401(k)-1(d)(3), the Participant may not elect to defer any amounts attributable to periods less than six months from the date on which the Participant receives a distribution on account of an Unforeseeable Emergency.

ARTICLE 3

Deferral Accounts

3.1	Deferral Accounts. For record-keeping purposes only, separate accounts shall be maintained for each Participant to reflect his or her Deferral Account. Separate sub-accounts shall be maintained to the extent necessary to properly reflect the Participant’s investment elections as described below.

3.2	Vesting. A Participant shall at all times be 100% vested in his Deferral Account.

3.3	Investment Elections. In accordance with, and subject to, the rules and procedures that are established from time-to-time by the Committee, in its sole discretion, amounts shall be credited or debited to a Participant’s Deferral Account in accordance with the following rules:

(a)	Measurement Funds. The Committee, in its sole discretion, will select funds (the “Measurement Funds”) from which Participants may select to determine gains and losses which will be credited (or debited) to Participant’s Deferral Accounts. Measurement Funds will be communicated to Participants in the enrollment materials or in periodic notices.

As necessary, the Committee may, in its sole discretion, discontinue, substitute or add a Measurement Fund. Each such action will take effect as of the first day of the calendar quarter that follows by thirty (30) days the day on which the Committee gives Participants advance written notice of such change.

(b)	Election of Measurement Funds. The Participant may elect one or more Measurement Funds for the purpose of crediting and debiting amounts to his Deferral Account. A Participant, in connection with his initial deferral election, shall elect, on the Election Form, one or more Measurement Fund(s) to be used to determine the additional amounts to be credited (or, in the event of losses, debited) to his Deferral Account for the first calendar quarter or portion thereof in which the Participant commences participation in the Plan and continuing thereafter for each subsequent calendar quarter in which the Participant participates in the Plan, unless changed in accordance with the next sentence. Commencing with the first business day that follows the Participant’s commencement of participation in the Plan and continuing thereafter for each subsequent business day in which the Participant participates in the Plan, the Participant may (but is not required to) elect, by submitting an Election Form to the Committee that is accepted by the Committee, to add or delete one or more Measurement Fund(s) to be used to determine the additional amounts to be credited (or, in the event of losses, debited) to his Deferral Account, or to change the portion of his Deferral Account allocated to each previously or newly elected Measurement Fund. If an election is filed in accordance with the previous sentence, it shall apply to the next business day and continue thereafter for each subsequent day in which the Participant participates in the Plan, unless changed in accordance with the previous sentence.

(c)	Proportionate Allocation. In any election relating to Measurement Funds, the Participant shall specify on the Election Form, in increments of one percentage point (1%), the percentage of his Deferral Account to be allocated to a Measurement Fund (as if the Participant was investing a portion of his Deferral Account in that Measurement Fund).

(d)	Crediting or Debiting Method. The performance of each elected Measurement Fund (either positive or negative) will be based on the performance of the Measurement Funds themselves. A Participant’s Deferral Account shall be credited or debited on a daily basis based on the performance of each Measurement Fund selected by the Participant, as determined by the Committee in its sole discretion, as though (i) a Participant’s Deferral Account were invested in the Measurement Fund(s) selected by the Participant, in the percentages applicable to such business day at the closing price on such date;

(ii) the portion of the Annual Deferral Amount that was actually deferred during any day was invested in the Measurement Fund(s) selected by the Participant no later than the close of business on the first business day after the day on which such amounts are actually deferred from the Participant’s Annual Base Salary at the closing price on such date; and (iii) any distribution paid to a Participant that decreases such Participant’s Deferral Account ceased being invested in the Measurement Fund(s), in the percentages applicable to such day, no earlier than one business day prior to the distribution, at the closing price on such date.

(e)	No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election of any such Measurement Fund, the allocation to his Deferral Account thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Deferral Account shall not be considered or construed in any manner as an actual investment of his or her Deferral Account in any such Measurement Fund. In the event that the Company or the Trustee (as that term is defined in the Trust), in its own discretion, decides to invest funds in any or all of the Measurement Funds, no Participant shall have any rights in, or to such investments themselves. Without limiting the foregoing, a Participant’s Deferral Account shall at all times be a bookkeeping entry only and shall not represent any investment on his behalf by the Company or the Trust; the Participant shall at all times remain an unsecured creditor of the Company.

ARTICLE 4

Distributions

4.1	Distribution Event. Subject to the Deduction Limitation, payment of a Participant’s Deferral Account shall commence upon the Distribution Event elected by the Participant on an Election Form. Any distribution that complies with Article 4 shall be deemed for all purposes to comply with the Plan requirements regarding the time and form of distributions.

4.2	Manner and Timing of Payment.

(a)	Distribution Events. A Participant’s Deferral Account shall be distributed upon the first to occur of the following Distribution Events:

(i)	Fixed Distribution Date. To the extent a Fixed Distribution Date is provided as a Distribution Event on the Election Form and in the event a Participant elected a Fixed Distribution Date with respect to the Annual Deferral Amount for any Plan Year, the portion of the Deferral Account attributable to that Annual Deferral Amount shall be distributed in a single lump sum.

(ii)

Separation from Service prior to attaining age fifty-five (55) and five (5) Years of Service. Upon Separation from Service prior to attaining age fifty- five (55) and five (5) Years of Service: (A) if the balance in a Participant’s Deferral Account at the time of the Separation from Service is $100,000 or more, the Participant’s Deferral Account shall be distributed in accordance with the Payment Option elected by the Participant, or if the Participant did not timely elect a Payment Option, in three (3) substantially equal annual installments; and (B) if the balance in a Participant’s Deferral Account at the time of the Separation from Service is less than $100,000, the Participant’s Deferral Account shall be distributed in a single lump sum.

(iii)	Separation from Service on or after attaining age fifty-five (55) and five (5) Years of Service. In the event of a Participant’s Separation from Service on or after attaining age fifty-five (55) and five (5) Years of Service, a Participant’s Deferral Account shall be distributed in accordance with the Payment Option elected by the Participant at the time of the deferral election. If a Participant does not elect a Payment Option in a timely manner, the Participant’s Deferral Account shall be distributed in a single lump sum payment.

(iv)	Disability. In the event of a Participant’s Disability, a Participant’s Deferral Account shall be distributed in a single lump sum.

(v)	Unforeseeable Emergency. A Participant may submit a written request for a distribution on account of an Unforeseeable Emergency. Upon approval by the Committee of a Participant’s request, the Participant’s Deferral Account, or that portion of a Participant’s Deferral Account deemed necessary by the Committee to satisfy the Unforeseeable Emergency (such amount to be determined in a manner consistent with Treasury Regulations section 1.409A- 3(i)(3)) plus amounts necessary to pay taxes reasonably anticipated because of the distribution, shall be distributed in a single lump sum.

(vi)	Death. In the event of a Participant’s death, a Participant’s Deferral Account shall be paid to the Participant’s Beneficiary in a lump sum.

(b)

Timing. Payment of a Participant’s Deferral Account shall commence during the year that includes the Payment Date. With respect to distributions in installments, each annual installment shall be paid during the year in which the installment is due. If the Payment Date relating to an Unforeseeable Emergency occurs on or after October 1 of a Plan Year, the distribution may, to the extent permitted by Code section 409A, commence on or before the 15th day of the third calendar month following the date on which the Committee approved the Participant’s request for an Unforeseeable Emergency distribution; provided, however, the Participant will not be permitted, directly or indirectly, to designate the taxable year of the distribution.

(c)

Distributions to Specified Employees. Notwithstanding anything to the contrary in the Plan, if a Participant becomes entitled to a distribution on account of a Separation from Service and is a Specified Employee on the date of the Separation from Service, to the extent required by Code section 409A(a)(2)(B)(i), distributions shall not commence until the later of the Payment Date or the expiration of the six- month period beginning on the date of Participant’s Separation from Service, except in the event of the Participant’s death. Payments to which a Specified Employee would otherwise be entitled during this six-month period shall be accumulated and paid, together with earnings that have accrued during this six-month delay, during the seventh month following the date of the Participant’s Separation from Service, or, if earlier, the date of the Participant’s death.

(d)	Subsequent Changes in Manner of Payment. A Participant may elect to change the Payment Date, the Payment Option or the Fixed Distribution Date or any combination thereof by filing a new Election Form with the Committee provided that: (i) the Participant elects at least twelve (12) months prior to the date on which payment is otherwise scheduled to commence; (ii) the new election does not take effect for at least twelve (12) months; and (iii) with respect to changes applicable to distributions on a Fixed Distribution Date or upon Separation from Service, the payment that is the subject of the election must be deferred for a period of at least five years from the date the payment would otherwise have been paid, or in the case of installment payments, five years from the date the installments were scheduled to commence. For purposes of this Section, distributions are considered to commence on the Payment Date.

Any election in accordance with this Section shall be irrevocable on the date it is filed with the Committee unless subsequently changed pursuant to this Section.

(e)

Death Prior to Complete Distribution. If a Participant dies after the commencement of payment of Participant’s Deferral Account but before the Deferral Account is paid in full, the unpaid remaining balance in Participant’s Deferral Account shall be paid to the Participant’s Beneficiary in a lump sum during the year in which the Participant died, or if later, to the extent permitted by Code section 409A, on or before the 15th day of the third calendar month following the Participant’s death.

4.3	Permitted Accelerations of Payment.

(a)

Distribution in the Event of Taxation. If, for any reason, all or any portion of a Participant’s Deferral Account becomes taxable to the Participant because of a violation of Code section 409A prior to receipt, a Participant may file a written request with the Committee before a Change in Control, or the trustee of the Trust after a Change in Control, for a distribution of that portion of his Deferral Account that has become taxable. Upon the grant of such a request, which grant shall not be unreasonably withheld (and, after a Change in Control, shall be granted), the Participant shall receive a distribution equal to the taxable portion of his Deferral Account (which amount shall not exceed the unpaid balance in Participant’s Deferral Account). If the request is granted, the tax liability distribution shall be paid between the date on which the Participant’s request is approved and the end of the Plan Year during which the approval occurred, or, if later, to the extent permitted by Code section 409A, the 15th day of the third calendar month following the date on which the Participant’s request is approved. Such a distribution shall affect and reduce the Participant’s Deferral Account.

(b)	Domestic Relations Order. The Committee is authorized, in its sole discretion, to satisfy any payments to an individual other than the Participant with amounts from the Participant’s Deferral Account to the extent necessary to comply with a domestic relations order, as defined in Code section 414(p)(1)(B). Unless otherwise specified in the domestic relations order, payments will occur at the time and in the form specified by this Plan and the Participant’s elections.

(c)	Compliance with Ethics Laws or Conflicts of Interests Laws. The Committee is authorized, in its sole discretion, to accelerate the time or schedule of a payment to the extent necessary to avoid the violation of any applicable Federal, state, local, or foreign ethics law or conflicts of interest law as provided in Treasury Regulation section 1.409A-3(j)(4)(iii)(B).

(d)	Small Accounts. The Committee may, in its sole discretion, distribute in a single lump sum the Participant’s Elective Deferral Account provided: (i) the payment results in the payment of the Participant’s entire interest in the Plan and all other arrangements required to be aggregated with the Plan under Code Section 409A (generally other arrangements providing for nonqualified elective deferrals), (ii) the total payments do not exceed the applicable dollar limit under Code Section 402(g)(1)(B) and (iii) Participant has not elected to defer any amounts into the Plan for at least two (2) consecutive Plan Years. The Committee shall notify the Participant in writing if the Committee exercises its discretion pursuant to this Section.

(e)	Settlement of a Bona Fide Dispute. The Committee is authorized, in its sole discretion, to accelerate the time or schedule of a payment as part of a settlement of a bona fide dispute between the Participant and the Employer over the Participant’s right to a payment provided that the payment relates only to the deferred compensation in dispute and the Employer is not experiencing a downturn in financial health.

(f)	Settlement of Debt. The Committee is authorized, in its sole discretion, to accelerate the time or schedule of a payment to satisfy an ordinary debt owed by the Participant to the Employer at the time the debt becomes due as provided in Treasury Regulation section 1.409A-3(j)(4)(xiii).

4.4	Payment Delays. The Committee is authorized, in its sole discretion, to delay payment to a Participant:

(a)	If the payment would jeopardize the Employer’s ability to continue as a going concern;

(b)	If the payment is subject to the Deduction Limitation;

(c)	If the payment would violate Federal securities or other applicable laws; and

(d)	If calculation of the payment is not administratively practicable due to events beyond the control of the Participant.

4.5	Suspension Not Allowed. If a Participant whose distributions have commenced becomes eligible to defer compensation as a Participant in any plan subject to Code section 409A maintained by a Related Company, distribution of the Participant’s Deferral Account may not be suspended.

4.6	Tax Withholding. The Participant’s Employer(s), or the trustee of the Trust, shall withhold from any payments to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer(s), or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer(s) and the trustee of the Trust.

ARTICLE 5

Beneficiary Designation

5.1	Beneficiary. Each Participant shall have the right, at any time, to designate his Beneficiary(ies) (both primary as well as contingent) to receive any distributions payable pursuant to the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as, or different from, the Beneficiary designation under any other plan of an Employer in which the Participant participates.

5.2	Beneficiary Designation; Change; Spousal Consent. A Participant shall designate his Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time-to-time. If the Participant names someone other than his spouse as a Beneficiary, a spousal consent, in the form designated by the Committee, must be signed by that Participant’s spouse and returned to the Committee. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his death.

5.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee or its designated agent.

5.4

No Beneficiary Designation. If a Participant fails to designate a Beneficiary or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s Deferral Account, then the Participant’s designated Beneficiary shall be deemed to be his surviving spouse. If the Participant has no surviving spouse, the

Participant’s Deferral Account shall be payable to the executor or personal representative of the Participant’s estate.

ARTICLE 6

Amendment or Termination

6.1	Amendment or Termination. The Company may amend or terminate the Plan at any time; provided, however, that no amendment or termination shall adversely affect any Participant or Beneficiary who has become entitled to a distribution as of the date of amendment or termination. Notwithstanding anything herein to the contrary, to the extent consistent with Code section 409A, the Board may terminate the Plan and distribute to each Participant the Participant’s Deferral Account in a lump sum; provided that all distributions (a) commence no earlier than the date that is twelve (12) months following the termination date (or any earlier date that would comply with Code section 409A) and (b) are completed by the date that is twenty-four (24) months following the termination date (or any later date that would comply with Code section 409A). In addition, payments may be accelerated upon termination of the Plan only if, to the extent required under Code section 409A, (i) all other nonqualified deferred compensation elective account balance plans (within the meaning of Code section 409A) in which any Participant participates are terminated along with the Plan, and (ii) for 3 years following the date of termination the Company does not adopt any new arrangement that constitutes an elective account balance plan (within the meaning of Code section 409A).

6.2	Effect of Payment. The full payment of the Deferral Account shall completely discharge all obligations to a Participant and his designated Beneficiaries under this Plan.

ARTICLE 7

Administration

7.1	Committee Duties. This Plan shall be administered by a Committee which shall consist of the Board, or such committee as the Board shall appoint. Members of the Committee may be Participants under this Plan. The Committee shall also have the discretion and authority to (i) promulgate, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and; (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. The Committee shall be entitled to rely on information furnished by a Participant or the Company.

7.2	Administration Upon Change In Control. For purposes of this Plan, the Company shall be the “Administrator” at all times prior to the occurrence of a Change in Control. Upon and after the occurrence of a Change in Control, the “Administrator” shall be an independent third party selected by the Trustee and approved by the individual who, immediately prior to such event, was the Company’s Chief Executive Officer or, if not so

identified, the Company’s highest ranking officer (the “Ex-CEO”). The Administrator shall have the discretionary power to determine all questions arising in connection with the administration of the Plan and the interpretation of the Plan and Trust including, but not limited to benefit entitlement determinations; provided, however, upon and after the occurrence of a Change in Control, the Administrator shall have no power to direct the investment of Plan or Trust assets or select any investment manager or custodial firm for the Plan or Trust. Upon and after the occurrence of a Change in Control, the Company must: (1) pay all reasonable administrative expenses and fees of the Administrator; (2) indemnify the Administrator against any costs, expenses and liabilities including, without limitation, attorney’s fees and expenses arising in connection with the performance of the Administrator hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the Administrator or its employees or agents; and (3) supply full and timely information to the Administrator on all matters relating to the Plan, the Trust, the Participants and their Beneficiaries, the Deferral Accounts of the Participants, the date of circumstances of the Participants’ Separation from Service, Disability or death, and such other pertinent information as the Administrator may reasonably require. Upon and after a Change in Control, the Administrator may be terminated (and a replacement appointed) by the Trustee only with the approval of the Ex-CEO. Upon and after a Change in Control, the Administrator may not be terminated by the Company.

7.3	Agents. In the administration of this Plan, the Committee may, from time-to-time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time-to-time consult with counsel who may be counsel to any Employer.

7.4	Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

7.5	Indemnity of Committee. All Employers shall indemnify and hold harmless the members of the Committee, any Employee to whom the duties of the Committee may be delegated, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members, or any such Employee.

7.6	Employer Information. To enable the Committee to perform its functions, each Employer shall supply full and timely information to the Committee on all matters relating to the compensation of its Participants, the date and circumstances of the Participant’s death, Disability or Separation from Service, and other pertinent information as the Committee may reasonably require.

ARTICLE 8

Claims Procedures

8.1	Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be filed within 60 days after such notice was received by the Claimant. All other claims must be filed within 90 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

8.2	Notification of Decision. The Committee shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing:

(a)	That the claim has been allowed in full; or

(b)	That the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)	The specific reason(s) for the denial of the claim, or any part of it;

(ii)	Specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)	A description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv)	An explanation of the claim review procedure.

8.3	Review of a Denied Claim. Within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative):

(a)	May review pertinent documents;

(b)	May submit written comments or other documents; and/or

(c)	May request a hearing, which the Committee, in its sole discretion, may grant.

8.4	Decision on Review. The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)	Specific reasons for the decision;

(b)	Specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(c)	Such other matters as the Committee deems relevant.

8.5	Legal Action. A Claimant’s compliance with the foregoing provisions of this Article is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim relating to this Plan.

ARTICLE 9

Trust

9.1	Establishment of the Trust. The Company shall establish the Trust, and each Employer shall at least annually transfer over to the Trust such assets as the Employer determines, in its sole discretion, are necessary to provide, on a present value basis, for its respective future liabilities created with respect to the Annual Deferral Amounts for such Employer’s Participants for all periods prior to the transfer, as well as any debits and credits to the Participants’ Deferral Accounts for all periods prior to the transfer, taking into consideration the value of the assets in the trust at the time of the transfer.

9.2	Interrelationship of the Plan and the Trust. The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan.

9.3	Investment of Trust Assets. The trustee of the Trust shall be authorized, upon written instructions received from the Committee, or investment manager appointed by the Committee, to invest and reinvest the assets of the Trust in accordance with the applicable Trust Agreement, including the disposition of stock and reinvestment of the proceeds in one or more investment vehicles designated by the Committee.

9.4	Distributions from the Trust. Each Employer’s obligations pursuant to the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer’s obligations under this Plan.

ARTICLE 10

Miscellaneous

10.1

Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employee” within the meaning of ERISA sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

10.2	Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer. Any and all of an Employer’s assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. An Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

10.3	Employer’s Liability. An Employer’s liability for the distribution of a Participant’s Deferral Account shall be defined only by the Plan. An Employer shall have no obligation to a Participant except as expressly provided in the Plan.

10.4	Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise, except as provided in Section 4.3(b).

10.5	Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Related Company and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Related Company as an Employee or to interfere with the right of any Related Company to discipline or discharge the Participant at any time.

10.6	Coordination with Other Benefits. The Plan benefits provided for a Participant and Participant’s Beneficiary are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant’s Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

10.7	Furnishing Information. A Participant or his Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the distributions hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

10.8	Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

10.9	Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

10.10	Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of New York without regard to its conflicts of laws principles.

10.11	Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

E*TRADE Financial Corporation

Vice President, Compensation & Benefits

671 N. Glebe Road

Arlington, VA 22203

Such notice shall be deemed given as of the date of delivery or, if delivery is by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

10.12	Successors. The provisions of this Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.

10.13	Spouse’s Interest. The interest in the Deferral Account hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

10.14	Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

10.15

Code Section 409A Compliance. The Plan is intended to be a nonqualified deferred compensation plan within the meaning of Code section 409A and shall be interpreted to meet the requirements of Code section 409A, the Treasury Regulations thereunder, and any additional guidance provided by the Treasury Department or Internal Revenue Service (“collectively, Code section 409A”). To the extent that any provision of the Plan would cause a conflict with the requirements of Code section 409A, or would cause the administration of the Plan to fail to satisfy Code section 409A, such provision shall be deemed null and void to the extent permitted by applicable law. Nothing herein shall be construed as a guarantee of any particular tax treatment to a Participant.

10.16	Incompetent. If the Committee determines in its discretion that a distribution under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct such distribution to be paid to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of a payment. Any distribution shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability for such payment amount.

10.17	Insurance. The Employers, on their own behalf or on behalf of the trustee of the Trust, and, in their sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Trust may choose. The Employers or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employers shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employers have applied for insurance.

10.18

Legal Fees to Enforce Rights after Change in Control. The Company and each Employer is aware that upon the occurrence of a Change in Control, the Board or the board of directors of a Participant’s Employer (which might then be composed of new members) or a shareholder of the Company or the Participant’s Employer, or of any successor corporation might then cause or attempt to cause the Company, the Participant’s Employer or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Company or the Participant’s Employer to institute, or may institute, litigation seeking to deny Participants amounts deferred pursuant to the Plan. In these circumstances, the purpose of the Plan could be frustrated. Accordingly, if, following a Change in Control, it should appear to any Participant that the Company, the Participant’s Employer or any successor corporation has failed to comply with any of its obligations under the Plan or any agreement thereunder or, if the Company, such Employer or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant distributions intended to be provided, then the Company and the Participant’s Employer irrevocably authorize such Participant to retain counsel of his choice at the expense of the Company and the Participant’s Employer (who shall be jointly and severally liable) to represent such Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company, the Participant’s Employer or any director, officer, shareholder or other person affiliated with the Company, the Participant’s Employer or any successor thereto in any jurisdiction.

ARTICLE 11

Definitions

Whenever the following words or phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

11.1	“Annual Deferral Amount” shall mean that portion of a Participant’s Base Annual Salary, Bonus and Commissions that a Participant elects to have, and is deferred, for any one Plan Year.

11.2	“Base Annual Salary” shall mean the annual cash compensation relating to services performed during any calendar year, whether or not paid in such calendar year or included on the Federal Income Tax Form W-2 for such calendar year, excluding bonuses, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non- monetary awards, Commissions and other fees, automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee’s gross income). Base Annual Salary shall be calculated before reduction for compensation voluntarily deferred, or contributed by, the Participant pursuant to all qualified or non-qualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that, had there been no such plan, the amount would have been payable in cash to the Employee.

11.3	“Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance this Plan, that are entitled to receive distributions under this Plan upon the death of a Participant.

11.4	“Beneficiary Designation Form” shall mean the form established from time-to-time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

11.5	“Board” shall mean the board of directors of the Company.

11.6	“Bonus” shall mean any compensation, in addition to Base Annual Salary relating to services performed during any calendar year, whether or not paid in such calendar year or included on the Federal Income Tax Form W-2 for such calendar year, payable to a Participant as an Employee under any Employer’s Bonus and cash incentive plans, including any bonuses paid semi-annually based on commissions paid to a Related Company, and excluding stock options.

11.7	“Change in Control” shall mean the first to occur of any of the following events:

(a)	Any “person” (as that term is used in Section 13 and 14(d)(2) of the Securities Exchange Act of 1934 (“Exchange Act”)) becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the Company’s capital stock entitled to vote in the election of directors;

(b)	During any period of not more than two consecutive years, not including any period prior to the adoption of this Plan, individuals who, at the beginning of such period constitute the board of directors of the Company, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c), (d) or (e) of this definition) whose election by the board of directors, or nomination for election by the Company’s stockholders, was approved by a vote of at least three-fourths (3/4ths) of the directors then still in office, who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(c)	The shareholders of the Company approve any consolidation or merger of the Company, other than a consolidation or merger of the Company in which the holders of the common stock of the Company immediately prior to the consolidation or merger hold more than fifty percent (50%) of the common stock of the surviving corporation immediately after the consolidation or merger;

(d)	The shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

(e)	The shareholders of the Company approve the sale or transfer of all, or substantially all, of the assets of the Company to parties that are not within a “controlled group of corporations” (as defined in Code section 1563) in which the Company is a member.

11.8	“Claimant” shall have the meaning set forth in Section 7.1.

11.9	“Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time- to-time.

11.10

“Commissions” shall mean, for a Participant, the cash compensation directly relating to sales performance during any calendar year, whether or not paid in such calendar year or included on the Federal Income Tax Form W-2 for such calendar year, excluding salary, bonuses (including discretionary bonuses based in whole or in part on sales commissions), overtime, fringe benefits, stock options, relocation expenses, incentive payments, non- monetary awards, directors fees and other fees, automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee’s gross income). Commissions shall be calculated before reduction for compensation voluntarily deferred, or contributed by, the Participant pursuant to all qualified or non-qualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that, had there been no such plan, the amount would have been payable in cash to the Employee.

11.11	“Committee” shall mean the committee described in Article 7.

11.12	“Company” shall mean E*TRADE Financial Corporation, a Delaware corporation, and any successor to all, or substantially all, of the Company’s assets or business.

11.13	“Deduction Limitation” shall mean the following described limitation on a distribution that may otherwise be distributable to a Participant pursuant to the provisions of this Plan. If an Employer reasonably anticipates that its deduction with respect to a payment under the Plan to a Participant would not be permitted due to the application of Code section 162(m), the Employer may delay the payment to Participant provided that the payment is distributed either (i) during the Participant’s first taxable year in which the Employer reasonably anticipates, or should reasonably anticipate, that if the payment is distributed during such year, the deduction of the payment will not be limited by Code section 162(m) or (ii) during the period beginning with the date of the Participant’s Separation from Service and ending on the later of the last day of the taxable year of the Employer in which the Participant separates from service or the 15th day of the third month following the Participant’s Separation from Service.

11.14	“Deferral Account” shall mean (i) the sum of all of a Participant’s Annual Deferral Amounts, plus (ii) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Deferral Account, less (iii) all distributions to the Participant, or his Beneficiary, pursuant to this Plan that relate to his Deferral Account.

11.15	“Disability” shall mean a physical or mental condition in which the Participant is:

(a)	unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months;

(b)	by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than 3 months under the Employer’s accident and health plan;

(c)	determined to be totally disabled by the Social Security Administration; or

(d)	disabled pursuant to an Employer-sponsored disability insurance arrangement provided that the definition of disability applied under such disability insurance program complies with the foregoing definition of Disability.

11.16	“Distribution Event” shall mean the earliest of the (i) Participant’s Separation from Service; (ii) Participant’s Disability; (iii) Committee’s determination regarding the occurrence of an Unforeseeable Emergency; (iv) Participant’s death; or (v) if elected by the Participant at the time of the deferral election, the Fixed Distribution Date.

11.17	“Election Form” shall mean the form established from time-to-time by the Committee that a Participant completes, signs and returns to the Committee.

11.18	“Employee” shall mean a person who is a common law employee of any Related Company.

11.19	“Employer(s)” shall mean the Company and any Related Company (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in the Plan and have adopted the Plan as a sponsor.

11.20	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time-to-time.

11.21	“Fixed Distribution Date” shall mean the Participant’s election to receive payment of an Annual Deferral Amount on a Payment Date that is at least two years after the end of the Plan Year during which the compensation would have been paid to the Participant but for the Participant’s deferral election.

11.22	“Measurement Funds” shall have the meaning set forth in Section 3.3(a).

11.23	“Participant” shall mean any Employee (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan, (iii) who completes an Election Form and a Beneficiary Designation Form, (iv) whose completed Election Form and Beneficiary Designation Form are accepted by the Committee, and (v) who commences participation in the Plan. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have a Deferral Account under the Plan, even if he or she has an interest in the Participant’s Deferral Account as a result of applicable law or property settlements resulting from legal separation or divorce.

11.24	“Payment Date” shall mean the January 1 following the Distribution Event or 60 days after the date the Committee approves payment in the event of an Unforeseeable Emergency.

11.25	“Payment Option” shall mean,

(a)	with respect to a Separation from Service prior to attaining age fifty-five (55) and five (5) Years of Service, either a single lump sum payment or three (3) substantially equal annual installments and,

(b)	with respect to a Separation from Service on or after attaining age fifty-five (55) and five (5) Years of Service, either a single lump sum payment or substantially equal annual installments over a period of five (5), ten (10) or fifteen (15) years.

11.26	“Plan” shall mean the Company’s Deferred Compensation Plan, which shall be evidenced by this instrument, as amended from time-to-time.

11.27	“Plan Year” shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

11.28	“Related Company” shall mean the Company and all persons with whom the Company would be considered a single employer under Code section 414(b) (employees of controlled group of corporations), and all persons with whom such person would be considered a single employer under Code section 414(c) (employees of partnerships, proprietorships, etc., under common control); provided that in applying Code sections 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Code section 414(b), the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Code sections 1563(a)(1), (2), and (3), and in applying Treasury Regulation section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code section 414(c), “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulation section 1.414(c)-2.

11.29

“Separation from Service” shall mean that the Participant terminates employment within the meaning of Treasury Regulation section 1.409A-1(h) and other applicable guidance with all Related Companies. Whether a termination of employment has occurred is determined under the facts and circumstances, and a termination of employment shall occur if all Related Companies and the Participant reasonably anticipate that no further services shall be performed after a certain date or that the level of bona fide services the Participant shall perform after such date (as an employee or an independent contractor) shall permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Related Companies if the Participant has been providing services to the Related Companies less than 36 months). A Participant shall not be considered to separate from service during a bona fide leave of absence for less than six (6) months or longer if the Participant retains a right to reemployment with the any Related Company by contract or statute. With respect to disability leave, a Participant shall not be considered to separate from service for 29 months unless the Participant otherwise terminates employment or is terminated by all Related Companies. For purposes of determining whether a Separation from Service has occurred on account of a disability, a Participant shall be disabled if the Participant is suffering from any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his position or any substantially similar position, if such impairment can be expected to result in death or can be expected to last for a continuous period of 6 months.

11.30	“Specified Employee” shall mean any Participant determined by the Committee to be a “key employee” as defined in Code section 416(i) of any Related Company. On each December 31, the Committee shall identify Specified Employees using the definition of “compensation” provided in Treasury Regulation section 1.415(c)-2(a) in accordance with Treasury Regulation section 1.409A-1(i)(2). All Participants so identified shall be Specified Employees for the twelve (12) month period beginning on the next April 1.

11.31	“Trust” shall mean one or more trusts established pursuant to that certain Master Trust Agreement, dated as of January 1, 2001 between the Company and the trustee named therein, as amended from time-to-time.

11.32	“Unforeseeable Emergency” shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (i) an illness or accident of the Participant or the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in Code section 152, without regard to Code sections 152(b)(1), (b)(2), and (d)(1)(B)), (ii) a loss of the Participant’s property due to casualty, or (iii) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee.

11.33	“Years of Service” shall mean the total number of full years in which a Participant has been employed by one or more Employers. For purposes of this definition, a year of employment shall be a 365 day period (or 366 day period in the case of a leap year) that, for the first year of employment, commences on the Employee’s date of hiring and that, for any subsequent year, commences on an anniversary of that hiring date. Any partial year of employment shall not be counted.

IN WITNESS WHEREOF, the Company has caused this amended and restated Plan to be executed by a duly authorized officer on December 30, 2008, effective as of January 1, 2009.

E*TRADE Financial Corporation, a Delaware corporation

By:	/s/ Bruce Nolop

Title:	Chief Financial Officer